Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE June 3, 2014	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Sale of its U.S. Gulf of Mexico Surface Diving Fleet

HOUSTON, TX – (June 3, 2014) Cal Dive International, Inc. (NYSE:DVR) announced today the sale of its U.S. Gulf of Mexico shallow water surface diving fleet to a privately held company for cash of $18.5 million and a 19.9% minority interest in the entity acquiring the assets.  The assets sold are comprised of eight surface diving vessels and miscellaneous inventory and equipment. The Company anticipates recording a gain during the second quarter as a result of the transaction.  Net proceeds from the sale were used to repay a portion of the Company's revolving credit facility.  The Company also entered into a multi-year alliance agreement with the buyer under which the buyer will have the exclusive right to provide any surface diving services required by the Company in the U.S. Gulf of Mexico to support pipelay, decommissioning, platform installation and other integrated services. This transaction is part of the Company's strategic plan to divest non-core assets, strengthen the balance sheet and pursue opportunities that enhance shareholder value.

In connection with the assets sold, the Company implemented cost reductions in the first quarter 2014 and will realize additional overhead cost reductions going forward as a result of the sale.  The assets sold represent less than 5% of the net book value of the Company's property and equipment and this transaction is expected to have a minimal impact relative to consolidated financial results expected for 2014.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, "This transaction is part of our ongoing efforts to concentrate our financial and other resources on key strategic initiatives.  These include our U.S. Gulf of Mexico saturation diving, pipelay and decommissioning and salvage operations and our construction and diving services in key international markets such as Mexico, Australia, Southeast Asia and the North Sea."

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.